EXHIBIT 99.1
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                                                 For further information contact
                                                            PrivateBancorp, Inc.
                                                          Donald Roubitchek, CFO
                                                                    312-683-7126
                                                                George M. Morvis
                                                    Financial Shares Corporation
                                                                    630-734-8116


FOR IMMEDIATE RELEASE

                 PRIVATEBANCORP TO ACQUIRE JOHNSON BANK ILLINOIS
                 -----------------------------------------------

     Chicago, IL, October 4, 1999, PrivateBancorp, Inc. (Nasdaq: PVTB) announced today the signing of a definitive agreement to acquire Johnson Bank Illinois, a unit of Johnson International, Racine, WI.

     Johnson Bank Illinois, with locations on Chicago's North Shore in Lake Forest and Winnetka, has assets of $112 million as of September 30, 1999. Following the acquisition, PrivateBancorp, with assets of approximately $458 million as of September 30, 1999, will operate six offices of The PrivateBank and Trust Company, including a new office expected to open during the fourth quarter in St. Charles, Illinois. The acquisition of Johnson Bank Illinois is expected to be completed, pending regulatory approval, at or near year end, 1999.

     The purchase price of $20 million is payable using $15 million in cash and $5 million in subordinated notes. The cash portion will be funded out of the remaining proceeds of PrivateBancorp's recent initial public offering and from borrowings under new credit facilities. The transaction is expected to be slightly accretive to PrivateBancorp's 2000 earnings. In addition, PrivateBancorp expects to benefit from significant revenue growth opportunities by expanding into these affluent markets of the greater Chicago area.

     Ralph B. Mandell, Chairman and CEO of PrivateBancorp, said, "This acquisition makes great sense to us for three primary reasons. First, the economics are right. Second, it is culturally a terrific fit. Third, it underscores our stated growth strategy and enables us, with our current Wilmette office, to have an established presence in three of the North Shore's key markets. It also takes us into Lake County and offers us an opportunity to reach into nearby McHenry County to pursue our target of higher-net-worth individuals and their business interests."

     Dick Hansen, President and CEO of Johnson International, said "Not only will this be a perfect cultural fit for these individual markets, but we believe this will be advantageous for our employees and customers."

     PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely held businesses, and commercial real estate investors through its bank subsidiary, The PrivateBank and Trust Company. The company, which completed an initial public offering of shares June 30, 1999, is listed on the Nasdaq National Market under the symbol PVTB. The company currently operates offices in Chicago, Oak Brook, and Wilmette, Illinois, and expects to open an office in St. Charles, Illinois, in late 1999.

                                       #

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors which might cause such a difference include, but are not limited to, inability to realize cost savings in the acquired operations to the full extent expected or within the expected time frame; lower than expected revenues following the acquisition; significant increase in competition, unforeseen difficulties or delays in the pending acquisition or in the opening of the St. Charles office; fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the greater Chicago metropolitan area; legislative or regulatory changes, adverse developments in the company's loan or investment portfolios; and the effectiveness of the company and its key vendors in testing and implementing Year 2000 compliant hardware, software and systems.